GREEN MOUNTAIN COFFEE TO DISCONTINUE OPERATIONS OF COMPANY-OWNED RETAIL STORES

    - Company To Focus On Its Rapidly Growing Specialty Wholesale Business -

          WATERBURY, VT - May 29, 1998 - Green Mountain Coffee, Inc. (NASDAQ NM:
     GMCR) announced today that, consistent with the Company's long-term growth strategy, it is planning to sell or close its eleven remaining company-owned retail stores, to focus its resources on developing its rapidly growing specialty wholesale business. The Company's wholesale operation has grown substantially, accounting for over 89% of Company sales for the twenty-eight weeks ended April 11, 1998. As market areas surrounding the Company's retail stores have become saturated with the Company's wholesale customers, the Company's stores have played a less significant role in the overall brand recognition and market share within these market areas. The Company has found that working closely with its wholesale customers, it has been able to improve market share and brand visibility more efficiently, without depending upon a company-owned retail presence.

          Since 1981, the company-owned stores have been an important part of the Company's strategy of getting consumers to sample Green Mountain Coffee by the cup. Now, with over 5,000 wholesale customers, 65% of which serve Green Mountain Coffee by the cup, the strategic value of the company-owned stores is diminished. Green Mountain wholesale customers include restaurants, convenience stores, office coffee distributors, and airlines, all of which provide Green Mountain Coffee by the cup. This allows consumers an opportunity to develop a taste for the Company's coffee, which subsequently supports the demand for the Company's wholebean coffees in supermarkets, specialty food stores, or through mail order.

          As of September 28, 1997, the beginning of Green Mountain's current fiscal year, the Company had twelve retail stores located in the Northeast and in a suburb of Chicago. Green Mountain has not opened a new company-owned store in a new retail market since 1994. In calendar 1998, the Company closed its store in Plattsburgh, New York when the lease expired. The Company expects to sell or close its remaining locations in Connecticut, Vermont, New Hampshire, Maine, Massachusetts, New York, and Illinois by the end of its current fiscal year. It is estimated the Company will record a $1.2-$1.5 million charge, after related income tax benefits, in its third fiscal quarter, to sell or close all of its remaining stores.

          In the fiscal year ended September 27, 1997, company-owned stores accounted for 10.3% of total company net sales. However, for the first twenty-eight weeks ended April 11, 1998 of the current fiscal year, company-owned store sales had fallen to 6.1% of total net sales, due to sales growth in the Company's wholesale operation and an 18.3% decline in company-owned store sales. The company-owned stores also do not contribute positively to the Company's financial results, nor do they generate positive cash flow from operations.

          Robert Stiller, President and CEO of Green Mountain Coffee, Inc. commented, "We are focusing our resources and energies on those things that we do best, and on those businesses that will enhance our strategic position and facilitate a return to profitability. The retail stores have been losing in market share and exhibiting declining financial performance over the past few years, as we have increasingly concentrated on our wholesale business. The time has come to shift our resources accordingly. It is our desire that our stores, under new ownership, will remain Green Mountain Coffee Roasters wholesale customers."

          Green Mountain Coffee, Inc., a leader in the specialty coffee industry, roasts over 25 high quality arabica coffees to produce over 50 varieties of coffee that it sells under the Green Mountain Coffee Roasters and Green Mountain Coffee brands. The majority of Green Mountain's revenue is derived from its wholesale operation which serves fine dining, supermarket, specialty food stores, convenience stores, food service, hotel, university, travel and office coffee service customers. Green Mountain also has a direct mail operation serving customers nationwide from its Waterbury, Vermont headquarters.

          Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. Forward-looking statements which are based on various assumptions (some of which are beyond Green Mountain's control), may be identified by reference to a future period, or periods, or by the use of forward-looking terminology such as "is planning to", "expects", "to sell", "close", "estimated", "will", or similar terms or variations on those terms, or the negative of those terms. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, business conditions in the coffee industry and food industry in general, the Company's success in selling its stores, fluctuations in availability and cost of green coffee, economic conditions, prevailing interest rates, competition, the management challenges of rapid growth, variances from budgeted sales mix and growth rate, consumer acceptance of the Company's new products, weather and special or unusual events, as well as other risk factors described from time to time in the Company's SEC filings.